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Exhibit 16.3



                             Michael L. Stuck
                     7585 E. Redfield Road, Suite 201
                           Scottsdale, AZ 85260



Securities and Exchange Commission
Washington, D.C.  20549


Gentlemen:

We were previously the independent auditors of interfinancialcorp.com, Inc. and on June 12, 2001, we reported on the financial statements of Interfinancialcorp.com, Inc. as of and for the two years ended April 30, 2001 and 2000. On August 10, 2001, we were dismissed as independent auditors of Interfinancialcorp.com, Inc. We have read statements included under Item 4 of its Form 8-K /A for October 22, 2001, and we agree with such statements



/s/  Michael L. Stuck, CPA PC

Scottsdale, Arizona
October 22, 2000